                                                                    EXHIBIT 12.1

                                        I
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (in millions of euros, except ratios)

                                                                              Year ended December 31,
                                                         -------------------------------------------------------------------
                                                              2001           2000          1999          1998          1997
(a) IN ACCORDANCE WITH DUTCH GAAP *
EARNINGS
Income (loss) before taxes                                 (2,326)         9,666         1,883           949         2,608
Dividend income from unconsolidated companies                  85            150             2             1            14
Add: fixed charges                                            503            341           324           396           487
                                                        ----------    -----------   -----------   -----------   -----------
    Total earnings, as defined                             (1,738)        10,157         2,209         1,346         3,109
FIXED CHARGES
Interest paid                                                 454            265           261           318           411
Costs related to indebtedness                                  10             14            15            17            20
Interest included in capital lease payments                     3              1             1             2             2
Rental expense representative of interest                      36             61            47            59            54
                                                        ----------    -----------   -----------   -----------   -----------
    Total fixed charges, as defined                           503            341           324           396           487
RATIO OF EARNINGS TO FIXED CHARGES                          (3.46)         29.79          6.82          3.40          6.38

(b) IN ACCORDANCE WITH US GAAP
Total adjusted estimated earnings
    available for payment of fixed
    charges, after taking account of
    adjustments to income
    before taxes in accordance with
    US GAAP                                                (1,762)        10,139         1,872         1,381         3,223
RATIO OF EARNINGS TO FIXED CHARGES                          (3.50)         29.73          5.78          3.49          6.62

o    Reclassified for comparison purposes

     The ratio of earnings to fixed charges is computed by aggregating (a) in the case of Dutch GAAP, income (loss) before taxes adjusted for gains and losses on sale of unconsolidated companies and, in case of US GAAP, income (loss) from continuing operations before taxes, (b) dividend income receivable from unconsolidated companies and (c) fixed charges, and dividing the total by fixed charges. Fixed charges comprise (a) interest and similar payments including financing costs on all indebtedness and (b) one third of rental expense (being that portion of rental expense representative of the interest factor).

     Under US GAAP, the deficiency is equivalent to an amount of EUR 2,265 million for the year ended December 31, 2001.

                                        I
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (in millions of euros, except ratios)


                                                                            Periods ended March 31,
                                                                           --------------------------
                                                                               2002          2001
                                                                           ----------   -------------
IN ACCORDANCE WITH US GAAP*
EARNINGS
Income before taxes                                                              53             229
Dividend income from unconsolidated companies                                     -              82
Add: fixed charges                                                              115              79
                                                                           --------       ---------
    Total earnings, as defined                                                  168             390
FIXED CHARGES
Interest paid                                                                   102              66
Costs related to indebtedness                                                     2               3
Interest included in capital lease payments                                       -               1
Rental expense representative of interest                                        11               9
                                                                           --------       ---------
    Total fixed charges, as defined                                             115              79
RATIO OF EARNINGS TO FIXED CHARGES                                             1.46            4.94

---------------
*    US GAAP applied from January 1, 2002 onwards

     The ratio of earnings to fixed charges is computed by aggregating (a) income (loss) from continuing operations before taxes, (b) dividend income receivable from unconsolidated companies and (c) fixed charges, and dividing the total by fixed charges. Fixed charges comprise (a) interest and similar payments including financing costs on all indebtedness and (b) one third of rental expense (being that portion of rental expense representative of the interest factor).